AMENDMENT NO. 2 TO ADMINISTRATION SERVICES AGREEMENT

This Amendment No. 2 to the Administration Services Agreement (the “Agreement”) is made October 25, 2021, by and between Highland Capital Management Fund Advisors, L.P., a Delaware limited partnership (the “Highland”), and Highland Funds I, a Delaware statutory trust (the “Trust”).

WHEREAS, Highland provides administration services to the Trust pursuant to an Administration Services Agreement (the “Original Agreement”) dated December 15, 2011; and

WHEREAS, Highland and the Trust desire to amend the Original Agreement in order to add NexPoint Merger Arbitrage Fund (f/k/a Highland Merger Arbitrage Fund) to the series of the Trust receiving the services contemplated in the Original Agreement; and

WHEREAS, Section 17 of the Original Agreement provides that the Original Agreement may be changed by a written amendment;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

Exhibit A of the Original Agreement shall be deleted and replaced in its entirety with the Exhibit A attached hereto, effective as of the date set forth above.

Except as expressly set forth above, the Original Agreement will remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.

By:	/s/ Frank Waterhouse

Name:	Frank Waterhouse

Title:	Treasurer

Highland Capital Management Fund Advisors, L.P.

HIGHLAND FUND I

By:	/s/ Dustin Norris

Name:	Dustin Norris

Title:	Executive Vice President

EXHIBIT A

Portfolio	Administration Fee
NexPoint Event Driven Fund	0.20%
NexPoint Merger Arbitrage Fund	0.20%

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